Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-60518, Form S –8, No. 333-34352, Form S-8, No. 333-93271, Form S-8 No. 333-68993, Form S-8, No.333-109026, Form S-8, No. 333-109024 and S-3, No. 333-68991) of American Capital Strategies, Ltd. and in the related Prospectuses, of our report dated February 10, 2004 (except Note 14, as to which the date is February 26, 2004), with respect to the consolidated financial statements, financial highlights and schedules of American Capital Strategies, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young

McLean, Virginia

March 8, 2004